Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

August 4, 2003

Digitas Inc.

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Re:    Legality of Securities to be Registered under Rule 462(b)

Ladies and Gentlemen:

This opinion is furnished in our capacity as counsel to Digitas Inc., a Delaware corporation (the “Company”) in connection with the registration by the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,107,142 outstanding shares of the Company’s common stock (the “Securities”), par value $0.01 per share. The Securities are the subject of a Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act on Form S-3 (the “Registration Statement”). The Registration Statement relates to the resale of the Securities held by the selling stockholders named therein.

In connection with rendering this opinion, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended, as on file with the Secretary of State of the State of Delaware, (ii) the By-laws of the Company, as amended, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the Delaware General Corporation Law and applicable provisions of the Delaware Constitution), and also express no opinion with respect to the blue sky or securities laws of any state, including Massachusetts and Delaware.

Based upon the foregoing, we are of the opinion that the Securities are duly authorized, legally issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/S/    GOODWIN PROCTER LLP

GOODWIN PROCTER LLP